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                                  EXTENSION OF
                             WARRANT CERTIFICATE FOR
                            PURCHASE OF COMMON STOCK


      This Extension of the Warrant Certificate for Purchase of Common Stock (this "Extension") is made as of the 30th day of July, 1998, by and between DUSA Pharmaceuticals, Inc. (the "Company"), and Sunrise Financial Group, Inc. ("Sunrise").

                                  WITNESSETH

      WHEREAS, Sunrise is the owner of a Warrant Certificate for Purchase of Common Stock ("Warrant Certificate"), pursuant to which Sunrise is entitled to purchase up to 50,000 fully paid and non-assessable shares of the Company's Common Stock at an exercise price of Six ($6.00) Dollars per share; and

      WHEREAS, the Warrant Certificate has an Expiration Date defined as 5:00 P.M. New York time on October 14, 1998; and

      WHEREAS, the parties hereto desire to amend the terms of the Warrant Certificate in order to extend the term of the Warrant Certificate until 5:00 P.M. New York time on October 14, 2001;

      NOW, THEREFORE, in consideration of the premises and mutual promises and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1. Amendment to the Warrant Certificate. The parties hereby amend the Warrant Certificate as follows:

            (a) Amendment of the first paragraph of the Warrant. The first paragraph of the Warrant Certificate is hereby amended by replacing the reference to "October 14, 1998," in the first paragraph with "October 14, 2001."

            (b) Amendment of Paragraph 5 of the Warrant Certificate. Paragraph 5 of the Warrant Certificate is hereby amended by deleting the first sentence of such paragraph and replacing it with the following sentence:

            The term "Expiration Date" shall mean 5:00 P.M. (New York time) on October 14, 2001, or such earlier date as the Sunrise Warrants shall expire.

      2. Conditions to Effectiveness: This Extension shall become effective as of the date hereof when a counterpart of this Extension shall have been executed by each party hereto and delivered to Sunrise.
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      3. Reference to and the Effect on the Warrant Certificate. Except as
expressly provided in this Extension, the Warrant Certificate shall remain unmodified and in full force and effect and is hereby ratified and affirmed. The execution, delivery, and effectiveness of this Extension shall not, except as expressly provided herein, operate as a waiver of any right, power, or remedy of Sunrise or the Company under the Warrant Certificate.

      4. Authorization of Extension. The Company represents and warrants that the execution, delivery, and performance of this Extension by the Company have been duly approved and authorized by the Company's Board of Directors.

      5. Headings. Section headings in this Extension are included herein for convenience of reference only and shall not constitute a part of this Extension for any other purpose.

      6. Execution in Counterparts. This Extension may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have caused this Extension to the Warrant Certificate to be executed as of the date first above written.

                                          DUSA PHARMACEUTICALS, INC.


                                          By:_________________________________
                                          Title:______________________________


                                          SUNRISE FINANCIAL GROUP, INC.


                                          By:_________________________________
                                          Title:______________________________


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